Exhibit 11(a)

October 8, 2009

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway, 4th Floor

Wilmington, DE 19809

The Advisors’ Inner Circle Fund, II

on behalf of its Perimeter Small Cap Growth Fund

One Freedom Valley Drive

Oaks, PA 19456

Dear Sir or Madam:

We have acted as counsel to The RBB Fund, Inc (the “Company”), a Maryland corporation, in connection with the proposed acquisition of all of the assets and liabilities of the Perimeter Small Cap Growth Fund (the “Acquired Fund”), a series of The Advisors’ Inner Circle Fund II (the “Trust”), by the Perimeter Small Cap Growth Fund (the “Acquiring Fund”), a series of the Company. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to Investor Class Shares and I Shares of common stock of the Acquiring Fund (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

As counsel for the Company, we are familiar with the proceedings taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Company’s Articles of Incorporation and By-Laws, the Registration Statement and the combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Agreement and Plan of Reorganization between the Trust on behalf of the Acquired Fund, the Company on behalf of the Acquiring Fund and Perimeter Capital Management, LLC (the “Agreement and Plan of Reorganization”), including without limitation the registration of the Shares (the “Resolutions”), and such other legal and factual matters as we have considered necessary to render the opinion hereinafter set forth.

In expressing the opinion set forth below, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania and the federal law of the United States of America. To the extent that this opinion relates to matters governed by the laws of the State of Maryland, we have assumed, with your permission, that such laws are the same as the laws of the Commonwealth of Pennsylvania in all relevant respects.

On the basis of, and subject to, the foregoing and such other considerations as we deem relevant, we are of the opinion that upon the prior satisfaction of the conditions contained in the Agreement and Plan of Reorganization, a copy of which is set forth in the Proxy Statement/Prospectus constituting a part of the Registration Statement, the Shares, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable by the Company.

This opinion is solely for the use of the Company and the Acquired Fund and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP